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Exhibit 2.1

Agreement and Plan of Merger

        Agreement and Plan of Merger ("Agreement") dated as of October 8, 2004, by and among Texas Regional Bancshares, Inc., a Texas corporation ("Acquiror" or "Texas Regional") and Mercantile Bank & Trust, a federal savings bank ("Mercantile").

        Whereas, Acquiror is a registered bank holding company under the Bank Holding Company Act ("BHCA") which controls Texas State Bank (the "Bank"), a Texas state banking association;

        Whereas, Acquiror and the Bank desire to affiliate with Mercantile, and Mercantile desires to affiliate with Acquiror and the Bank in the manner provided in this Agreement;

        Whereas, Acquiror and Mercantile believe that the Merger (as defined herein) of Mercantile with and into the Bank is desirable and in the best interests of their respective institutions and shareholders; and

        Whereas, the respective boards of directors of Mercantile and Acquiror have approved or will be asked to approve this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

        Now, Therefore, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I.
The Merger

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the Texas Banking Act (the "TBA") and the Texas Business Corporation Act (the "TBCA"), Mercantile shall be merged with and into the Bank (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII. hereof. Following the Merger, the Bank shall continue as the surviving banking association (the "Surviving Bank"). Acquiror shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA.

        Section 1.2.    Effective Time.    The Merger shall be consummated by the filing with the Texas Department of Banking of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBA and the TBCA, and by the issuance of a Certificate of Merger by the Banking Commissioner of Texas. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger shall be the "Effective Date").

        Section 1.3.    Certain Effects of the Merger.    The Merger shall have the effects set forth in Article 5.06 of the TBCA and applicable provisions of the TBA.

        Section 1.4.    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation and the Bylaws of the Bank, in each case as in effect at the Effective Date, shall be the Certificate of Incorporation and Bylaws of the Surviving Bank.

        Section 1.5.    Directors and Officers.    The directors and officers of the Bank at the Effective Date shall be the directors and officers of the Surviving Bank and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Bank, or as otherwise provided by law.

        Section 1.6.    Conversion of Shares.

        (a)   Each share of Mercantile's common stock, par value $0.10 per share ("Mercantile Common Stock"), issued and outstanding immediately prior to the Effective Date (Mercantile Common Stock is sometimes called the "Shares"), other than Dissenting Shares (as defined in Section 2.1.), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Shares issued and outstanding, and for all other purposes of this Agreement, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise of any options entitling the holder thereof to acquire Shares which are in effect or outstanding prior to the Effective Date, and all such options shall in fact be exercised for shares of Mercantile Common Stock prior to Closing, so that at Closing there shall be a total of 2,970,000 shares of Mercantile Common Stock issued and outstanding, and there shall be no outstanding warrants, options, convertible debentures or other securities entitling the holder thereof to acquire Shares of Mercantile Common Stock.

        (b)   In consideration for the Merger, each share of Mercantile Common Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any further action by the holder thereof, be automatically converted into and represent the right to receive, in cash, $12.00 per share which shall be equal to $35,640,000 in the aggregate (the "Merger Consideration") subject to the terms, conditions, limitations and procedures set forth in this Agreement and in the Plan of Merger, to be executed prior to Closing in form and content acceptable to the Acquiror and Mercantile, consistent with the terms and conditions hereof (the "Plan of Merger").

        Section 1.7.    Shareholders' Meeting.    Mercantile, acting through its Board of Directors, shall, in accordance with applicable law:

        (a)   Duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement and, if necessary, submit for shareholder approval any and all payments which would, but for shareholder approval in accordance with the shareholder approval requirements of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), be deemed an excess parachute payment within the meaning of said Section 280G;

        (b)   Require no greater than the minimum vote required by applicable law of each class of the Shares in order to approve the Merger;

        (c)   Announce to the shareholders of Mercantile the recommendation of its Board of Directors that the shareholders of Mercantile vote in favor of the approval and adoption of this Agreement; and

        (d)   Use its best efforts (i) to obtain and furnish the information required to be included by it in any notice of the Shareholders' Meeting, and cause such notice to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, and (ii) to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law. The letter to shareholders, notice of meeting and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance in all respects satisfactory to Acquiror.

        Section 1.8.    Closing.    Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the shareholders of Mercantile in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in Article VII. hereof, Mercantile and the Bank shall execute and deliver the Articles of Merger and the Certificate of Merger, as described in Section 1.2., and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of the Acquiror at 3900 North 10th Street, McAllen, Texas 78501 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

        Section 1.9.    Form of Transaction.    Notwithstanding anything herein to the contrary, if prior to the Effective Date, the Acquiror and the Bank determine that the Merger and other applicable transactions as described herein should be effected between Mercantile and a to-be-formed subsidiary of the Bank (the "Transitory Subsidiary"), then (i) upon the formation of the Transitory Subsidiary, it shall be added as a party to this Agreement, (ii) Acquiror and the Bank shall remain obligated hereunder as if the Transitory Subsidiary had not been made a party, (iii) the Merger as described herein shall be effected as a merger of the Transitory Subsidiary with and into Mercantile, (iv) applicable provisions hereof relative to the nature and procedure for filing of documents to effect the Merger and other provisions hereof shall be amended as requested by Acquiror to effect the Merger as a merger of Transitory Subsidiary with and into Mercantile, (v) as soon as practicable after the Merger of the Transitory Subsidiary with and into Mercantile (at which time Mercantile shall be a wholly owned subsidiary of Acquiror), Acquiror shall cause Mercantile to be merged with and into the Bank, and (vi) Mercantile, Acquiror and the Bank agree to assist each other in causing the Merger to be between the Transitory Subsidiary and Mercantile and to execute such documents and take such actions in accomplishing the Merger transaction in order to facilitate the formation of the Transitory Subsidiary, effect any necessary revisions to this Agreement and the other documents prepared in connection herewith and to facilitate the Merger of Mercantile with and into the Bank as soon as practicable after the Closing.

Article II.
Dissenting Shares; Exchange of Shares

        Section 2.1.    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Date and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6. of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment to the extent that such shareholder is entitled to the same under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Date, the right to receive the Merger Consideration without any interest thereon.

        Section 2.2.    Exchange of Shares.

        (a)   Acquiror shall deposit or cause to be deposited in trust with Texas State Bank Trust Department (the "Exchange Agent"), at or prior to the Effective Date cash in an aggregate amount sufficient to make the appropriate cash payments to holders of Mercantile Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

        (b)   Following Closing, upon surrender to the Exchange Agent of a Certificate, together with a letter of transmittal (in form reasonably acceptable to the Acquiror) duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in the amount provided in Section 1.6., and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Bank that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2., each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

        (c)   After the Effective Date, the stock transfer ledger of Mercantile shall be closed and there shall be no transfers on the stock transfer books of Mercantile of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Date, Certificates are presented to the Surviving Bank, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

        (d)   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Mercantile for six (6) months after the Effective Date shall be paid to Acquiror, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Acquiror only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

        Section 2.3    Closing Deliveries.

        (a)   Acquiror Obligations.    At the Closing, Acquiror shall deliver the following to Mercantile:

            (i)  Articles of Merger, in the form required to be delivered for filing with the Texas Department of Banking, pursuant to applicable provisions of the TBA and TBCA, providing for the merger of Mercantile with and into the Bank;

           (ii)  Officer's Certificate, including an incumbency certification and further certifying as to the existence and good standing of the Acquiror, the accuracy of all representations and warranties of Acquiror, the approval by the Board of Directors of Acquiror and the Bank, of resolutions authorizing and approving the merger transaction;

          (iii)  Such other documents, certificates, and other items as may be required to be delivered by Acquiror pursuant to the terms of this Agreement or as may be reasonably requested by Mercantile to effectuate the transaction herein described;

          (iv)  Authorization to the Exchange Agent to deliver the Merger Consideration to the former Mercantile shareholders;

           (v)  An opinion of Acquiror's counsel in form and substance required by this Agreement and otherwise reasonably acceptable to Mercantile; and

          (vi)  Such other documents, certificates, and other items as may be required to be delivered by Acquiror pursuant to the terms of this Agreement or as may be reasonably requested by Mercantile to consummate the transaction herein described.

        (b)   Mercantile Obligations.    At the Closing, Mercantile shall deliver the following to Acquiror and the Bank:

            (i)  Articles of Merger, in the form required to be delivered for filing with the Texas Department of Banking, pursuant to applicable provisions of the TBA and TBCA, providing for the merger of Mercantile with and into the Bank;

           (ii)  Confirmation of the exercise of all outstanding stock options for Mercantile Common Stock, and related issuance of the shares to the former option holders;

          (iii)  Officer's Certificates of Mercantile, including an incumbency certification, certifying as to the existence and good standing of Mercantile, the accuracy of all representations and warranties of Mercantile, the approval by the Board of Directors and shareholders of Mercantile, in each case authorizing and approving the transaction;

          (iv)  Certificate of Corporate Existence of Mercantile issued by the Office of Thrift Supervision, dated as of a date not more than five days prior to the Closing;

           (v)  Certificate of Good Standing of Mercantile issued by the Texas Comptroller of Public Accounts dated as of a date not more than five days prior to the Closing;

          (vi)  Certificate of adoption of appropriate resolutions, Articles of Merger and other documents as may be required by Acquiror to effect the Merger;

         (vii)  An opinion of Mercantile's counsel in form and substance required by this Agreement and otherwise reasonably acceptable to Acquiror; and

        (viii)  Such other documents, certificates, and other items as may be required to be delivered by Mercantile pursuant to the terms of this Agreement or as may be reasonably requested by Acquiror to consummate the transaction herein described.

Article III.
Representations and Warranties of Mercantile

        Mercantile hereby makes the representations and warranties set forth in this Article III. to Acquiror. Mercantile agrees at the Closing to provide Acquiror and the Bank with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing.

        Section 3.1.    Organization and Qualification.    Mercantile is a federally chartered savings bank and is duly organized, validly existing and in good standing under the laws of the United States. Mercantile has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Mercantile does not own or control any Affiliate (as defined in Section 3.17.) other than Mercantile Texas Realty Services, Inc. and Mercantile Securities, Inc. (the "Subsidiaries"). True and correct copies of the Articles of Incorporation or Association and Bylaws of Mercantile and its Subsidiaries, with all amendments thereto through the date of this Agreement, have been delivered by Mercantile to Acquiror. Mercantile is duly qualified or licensed to do business and is in good standing under the laws of the State of Texas. The nature of the business of Mercantile and its Subsidiaries and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Texas.

        Section 3.2.    Mercantile Capitalization.    As of the date hereof, the authorized capital stock of Mercantile consists solely of 4,000,000 shares of Mercantile Common Stock, of which 2,700,000 shares are issued and outstanding, 270,000 shares of which are subject to options (the "Options") and none of which are held in treasury. Except for the Options, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind, granted by, or binding upon Mercantile, to purchase or otherwise acquire any security of or equity interest in Mercantile. Except for the Options, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating Mercantile to issue any shares of Mercantile, or to the knowledge of Mercantile, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

        Section 3.3.    Subsidiary Capitalization; Other Securities.    All of the issued and outstanding shares of the capital stock of Mercantile's Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) except as referred to in Schedule 3.3. are free and clear of any liens, claims, security interests and encumbrances of any kind, (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person, and (iv) may be liquidated and dissolved prior to Closing as described in section 6.18 of this Agreement. Set forth on Schedule 3.3. hereto is a list of all equity ownership by Mercantile or its Subsidiaries for the account of Mercantile or its Subsidiaries in any other Entity (the "Other Securities"). Mercantile or its Subsidiaries own each Other Security free and clear of any lien, encumbrance, security interest or charge. The Other Securities represent less than five percent (5%) of the outstanding equity securities of each such Entity.

        Section 3.4.    Authority Relative to the Agreement.    Mercantile has full corporate power and authority, and, except for the approval by Mercantile's shareholders, no further proceedings on the part of Mercantile are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Mercantile and is a duly authorized, valid, legally binding and enforceable obligation of Mercantile, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Mercantile as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or Bylaws of Mercantile or its Subsidiaries or any agreement, document or instrument by which Mercantile is obligated or bound.

        Section 3.5.    No Violation.    Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from Mercantile's shareholders, the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), the Banking Commissioner of Texas ("Commissioner"), or the Office of Thrift Supervision ("OTS") will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Mercantile or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Mercantile or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Mercantile or its Subsidiaries is a party or by which any of their assets or properties are subject or bound. There are no proceedings pending or, to the knowledge of Mercantile or its Subsidiaries, threatened, against Mercantile, its Subsidiaries or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Acquiror or the Bank upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. The corporate existence, business organization, assets, licenses, permits, authorizations and contracts of Mercantile and its Subsidiaries will not be terminated or impaired by reason of the execution, delivery or performance by Mercantile of this Agreement or consummation by Mercantile of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

        Section 3.6.    Consents and Approvals.    Mercantile's Board of Directors at a meeting has unanimously determined that the Merger is fair to Mercantile's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by Mercantile's shareholders. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of Mercantile in connection with the execution, delivery and performance by Mercantile of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except the filing of the Articles of Merger under the TBA and such approvals as may be required from the Securities and Exchange Commission ("SEC"), the FRB, the FDIC, the OTS and the Commissioner and holders of Shares under the applicable provisions of the TBCA.

        Section 3.7.    Regulatory Reports.    Mercantile and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OTS, the FDIC or any other regulatory authority having jurisdiction over any such persons.

        Section 3.8.    SEC Status; Securities Issuances.    Mercantile is not subject to the registration provisions of Section 12 of the Securities Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Securities Exchange Act, other than anti-fraud provisions of such Act. All issuance of securities by Mercantile and its Subsidiaries have been exempt from registration requirements under the Securities Act and the Securities Act of the State of Texas, and have been accomplished in all respects in compliance with the TBA and all other applicable laws.

        Section 3.9.    Financial Statements.    Mercantile has provided Acquiror with a true and complete copy of the audited consolidated statement of financial position of Mercantile and its Subsidiaries as of December 31, 2003, and the related consolidated statements of income, shareholders' equity and changes in cash flows for the years ended December 31, 2002 and 2003, plus consolidated financial statements of Mercantile's Subsidiaries, and the unaudited statements of financial position of Mercantile and its Subsidiaries as of March 31 and June 30, 2004 (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements"), plus all consolidated financial statements for its Subsidiaries (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements") Except as described in the notes to the Consolidated Financial Statements, the Consolidated Financial Statements, including the consolidated statement of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows (including the related notes thereto) of Mercantile and its Subsidiaries, fairly present the financial position of Mercantile and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of Mercantile and its Subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of Mercantile and its Subsidiaries. As of their dates, the Consolidated Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the FRB, the Commissioner, the OTS and the FDIC. Neither Mercantile nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. Mercantile will provide Acquiror with the unaudited consolidated and unconsolidated statements of financial position of Mercantile and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, Mercantile will provide Acquiror with the Reports of Condition and Statements of Income ("Call Reports") of its Subsidiaries for all periods ending after June 30, 2004. Mercantile and its Subsidiaries have no off-balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

        Section 3.10.    Absence of Certain Changes.    Except as and to the extent set forth on Schedule 3.10., since August 31, 2004 (the "Balance Sheet Date") neither Mercantile nor any of its Subsidiaries has:

        (a)   Made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

        (b)   Suffered any Material Adverse Effect (as defined in Section 10.13.(c));

        (c)   Entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

        (d)   Except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

        (e)   Permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

        (f)    Except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred or otherwise disposed of any of its properties or assets;

        (g)   Disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

        (h)   Except as set forth on Schedule 3.10. and except for regular salary increases and bonuses granted in the ordinary course of business within Mercantile's or its Subsidiaries' 2003/2004 budget and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by Mercantile or its Subsidiaries, for the directors, employees or former employees of Mercantile or its Subsidiaries ("Employee Benefit Plan");

        (i)    Directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to Mercantile by its Subsidiaries;

        (j)    Organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose Mercantile or its Subsidiaries to any liability from the business, operations or liabilities of such person);

        (k)   Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

        (l)    Made any or acquiesced with any change in any accounting methods, principles or practices;

        (m)  Experienced any material adverse change in relations, in the aggregate, with customers or clients of Mercantile or its Subsidiaries;

        (n)   Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transactions, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

        (o)   Agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 3.10. in the future so that any such representation would not be true in all material respects as of the Closing.

        Section 3.11.    Deposit Insurance and Other Regulatory Matters.

        (a)   The deposit accounts of Mercantile are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the "FDIA") and Mercantile has paid all premiums and assessments required by the FDIA and the regulations thereunder.

        (b)   Mercantile is a member in good standing of the Federal Home Loan Bank (the "FHLB") of Dallas and owns the requisite amount of stock in the FHLB of Dallas.

        (c)   Mercantile is a "qualified thrift lender," as such term is defined in the Home Owners' Loan Act ("HOLA") and the regulations thereunder.

        (d)   Mercantile operates through a total of three (3) banking offices, all of which are operated under branch certificates of authority or other authorizations issued by the OTS and all other applicable regulatory authorities.

        Section 3.12.    Litigation.    There are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of Mercantile or its Subsidiaries, threatened against Mercantile or its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commissions, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). Mercantile will notify Acquiror immediately in writing of any Proceedings against Mercantile or its Subsidiaries.

        Section 3.13.    Tax Matters.    Mercantile and its Subsidiaries have duly filed all tax returns required to be filed by them involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). Mercantile and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, Mercantile and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13., Mercantile and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Mercantile has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of Mercantile or its Subsidiaries or similar arrangement with its Subsidiaries. Set forth on Schedule 3.13. are the dates of filing of all Filed

Returns for all fiscal years since and including January 1, 2002 and any amendments thereto which relate to federal or state income or franchise taxes. Neither Mercantile nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on Schedule 3.13., there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of Mercantile or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Mercantile or its Subsidiaries for any period. Mercantile and its Subsidiaries have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

        Section 3.14.    Employee Benefit Plans.    With respect to all employee benefit plans and programs in which employees of Mercantile or its Subsidiaries participate the following are true and correct:

        (a)   Schedule 3.14.(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by Mercantile or its Subsidiaries or to which Mercantile or its Subsidiaries contributes or is required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of Mercantile or its Subsidiaries for contributions more than thirty (30) days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans. No Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

        (b)   Schedule 3.14.(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by Mercantile or its Subsidiaries or to which Mercantile or its Subsidiaries contributes or is required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

        (c)   Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, severance plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by Mercantile or its Subsidiaries (referred to as "Other Programs");

        (d)   All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans and Welfare Benefit Plans; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the IRS (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination), including amendments which may be required by the Tax Reform Act of 1986, the

Omnibus Budget Reconciliation Acts of 1986 and 1987, the Technical and Miscellaneous Revenue Act of 1988, the Revenue Reconciliation Act of 1989 and the Omnibus Budget Reconciliation Act of 1990, the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"), the Uruguay Round Agreements Act ("GATT"), the Small Business Job Protection Act of 1996 ("SBJPA"), the Taxpayer Relief Act of 1997 ("TRA "97"), the Internal Revenue Service Restructuring and Reform Act of 1998 ("IRSRRA"), the Community Renewal Tax Relief Act of 2000 ("CRA") and the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA");

        (e)   Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

        (f)    On and after January 1, 1975, neither Mercantile, any of its Subsidiaries nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transactions" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

        (g)   Neither Mercantile, its Subsidiaries nor any corporation or other trade or business controlled by or under common control with Mercantile (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five (5) years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has Mercantile, any Subsidiary or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither Mercantile, nor any Subsidiary nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

        (h)   True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the IRS with respect to each Pension Benefit Plan, the most recent application for a determination letter from the IRS with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two (2) most recent plan years, have been furnished to Acquiror;

        (i)    All Welfare Benefit Plans, Pension Benefit Plans, Other Programs, related trust agreements or annuity contracts (or any other funding instruments), and all plans, agreements, arrangements and commitments referred to in Subsection 3.14.(c) of this Section are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans (whether expressed, implied, oral or written), except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

        (j)    There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

        (k)   No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

        (l)    Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by Mercantile or its Subsidiaries (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan or any Other Program.

        Section 3.15.    Employment Matters.    Except as disclosed on Schedule 3.15, neither Mercantile nor any Subsidiary is a party to any oral or written employment contracts or agreements of any kind, including any granting benefits or rights to employees, or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Mercantile or its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Mercantile or its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Mercantile and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Mercantile nor its Subsidiaries are engaged in any unfair labor practice.

        Section 3.16.    Leases, Contracts and Agreements.    Schedule 3.16. sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which Mercantile or its Subsidiaries is a party or by which Mercantile or its Subsidiaries is bound which obligate or may obligate Mercantile or its Subsidiaries in the aggregate for an amount in excess of $50,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate Mercantile or its Subsidiaries in the aggregate for an amount in excess of $50,000 over the entire term of such related contracts (the "Contracts"). Mercantile has delivered to Acquiror true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by Mercantile or its Subsidiaries, but does include unfunded loan commitments and letters of credit issued by Mercantile or its Subsidiaries where the borrowers' total direct and indirect indebtedness to its Subsidiaries is in excess of $50,000. Except as set forth in Schedule 3.16., no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of Mercantile or its Subsidiaries. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16., all rent and other payments by Mercantile and its Subsidiaries under the Contracts are current, there are no existing defaults by Mercantile or its Subsidiaries under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. Mercantile and each of its Subsidiaries has a good and marketable leasehold interest in each parcel of real property leased by it subject to the terms of the leases.

        Section 3.17.    Related Transactions.    Except as set forth on Schedule 3.17., there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among Mercantile, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including its Subsidiaries). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

        Section 3.18.    Compliance with Laws.    Neither Mercantile nor any of its Subsidiaries is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the OTS or the FDIC; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to Mercantile or its Subsidiaries. Mercantile and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

        Section 3.19.    Insurance.    Mercantile and its Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19. and have had similar insurance in force for the last three (3) years. Except as listed on Schedule 3.19., there have been no claims under such bonds within the last three (3) years and neither Mercantile nor any of its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither Mercantile nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

        Section 3.20.    Loans.    Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general equitable principles. Mercantile does not have in its portfolio any loan exceeding its legal lending limit (net of participations sold contemporaneously and on the same day).

        Section 3.21.    Fiduciary Responsibilities.    Mercantile and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

        Section 3.22.    Patents, Trademarks and Copyrights.    Except as set forth in Schedule 3.22., neither Mercantile nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright or any material trade secret for the business or operations of Mercantile or its Subsidiaries. Mercantile and its Subsidiaries own or are licensed to otherwise have the right to use the items listed in Schedule 3.22.

        Section 3.23.    Environmental Compliance.    Except as set forth in Schedule 3.23.:

        (a)   Mercantile, its Subsidiaries and any property owned or operated by any of them are in compliance with all applicable Environmental Laws (as defined in Section 10.13.(a)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could (1) interfere with the conduct of the business of Mercantile or its Subsidiaries in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of any Environmental Law or (3) which could have a Material Adverse Effect upon Mercantile or any of its Subsidiaries;

        (b)   Neither Mercantile nor any Subsidiary currently leases, operates, owns or exercises managerial functions nor has formerly leased, operated, owned or exercised managerial functions at any facility or real property that is subject to any actual, potential or, to the knowledge of Mercantile or any Subsidiary, threatened Proceeding under any Environmental Law;

        (c)   There are no Proceedings pending or, to the knowledge of Mercantile or any Subsidiary, threatened against Mercantile or any Subsidiary under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13.(d)), and neither Mercantile nor any Subsidiary has received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law; and

        (d)   Mercantile and its Subsidiaries have fully complied with the guidelines issued by the OTS, and any other governmental authority with jurisdiction over Mercantile and its Subsidiaries, that directs banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws.

        Section 3.24.    Regulatory Actions.    There are no actions or proceedings pending or, to the knowledge of Mercantile and its Subsidiaries, threatened against Mercantile or its Subsidiaries by or before the OTS, the FDIC, the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Neither Mercantile nor any of its Subsidiaries are subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither Mercantile nor any of its Subsidiaries have taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Mercantile and its Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of Mercantile and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

        Section 3.25.    Title to Properties; Encumbrances.    Except as set forth on Schedule 3.25., Mercantile and each of its Subsidiaries has unencumbered, good, legal and marketable title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements (the "Property"), except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25., Mercantile has a title policy in full force and effect from a title insurance company which, to the best of Mercantile's knowledge, is solvent, insuring good and indefeasible title to all real Property owned by Mercantile and its Subsidiaries in favor of Mercantile or its Subsidiaries, whichever is applicable. Mercantile has made available to Acquiror all of the files and information in the possession of Mercantile or its Subsidiaries concerning such Property, including any title exceptions which might affect marketable title or value of such Property. Mercantile and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25., Mercantile owns all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on Schedule 3.25., no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

        Section 3.26.    Shareholder List.    Mercantile has provided to Acquiror prior to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of August 31, 2004, containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and Mercantile will promptly advise Acquiror of any significant changes thereto.

        Section 3.27.    Information Supplied.    None of the information supplied or to be supplied by Mercantile or its Subsidiaries, or, to the knowledge of Mercantile or its Subsidiaries, any of their respective directors, officers, employees or agents for inclusion in any documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Mercantile or its Subsidiaries is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

        Section 3.28.    Dissenting Shareholders.    Mercantile and its Subsidiaries, and their respective directors, have no knowledge of any plan or intention on the part of any Mercantile shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Article 5.12 of the TBCA.

        Section 3.29.    Employee Stock Options.    Except as set forth on Schedule 3.29., there are no Mercantile employee stock option plans or provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Mercantile or its Subsidiaries.

        Section 3.30.    Allowance for Loan Losses and Real Estate Owned.    The allowance for loan losses reflected on Mercantile's consolidated balance sheets included in the Consolidated Financial Statements referred to in Section 3.9. hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of Mercantile's management adequate as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the Consolidated Financial Statements referred to in Section 3.9. hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

        Section 3.31.    Minute Book.    The minute books, including any attachments thereto, of Mercantile and Mercantile' Subsidiaries contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

        Section 3.32.    Fairness Opinion.    At or prior to the time of Closing, Mercantile shall have received the written opinion, dated the date of this Agreement, of its financial advisor, Bear Stearns, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Mercantile

Common Stock. Mercantile will provide a copy of such opinion to Acquiror, and such opinion shall not have been withdrawn or revoked or otherwise modified in any material respect.

        Section 3.33.    Broker Fees.    Except as set forth on Schedule 10.1., none of Mercantile, the Mercantile Subsidiaries or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

        Section 3.34.    Representations Not Misleading.    No representation or warranty by Mercantile in this Agreement, nor any statement, summary, exhibit or schedule furnished to Acquiror or the Bank by Mercantile or its Subsidiaries under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Article IV.
Representations, Warranties and Covenants of Acquiror

        Acquiror hereby makes the representations, warranties and covenants set forth in this Article IV. to Mercantile.

        Section 4.1.    Organization and Authority.

        (a)   Acquiror is and will cause the Bank to be prior to the Effective Date a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

        (b)   Acquiror is a bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Acquiror is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

        Section 4.2.    Authority Relative to Agreement.    Acquiror has full corporate power and authority and no further corporate proceedings on the part of Acquiror are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, other than approval by Acquiror's Board of Directors. This Agreement has been duly executed and delivered by Acquiror and is a duly authorized, valid, legally binding and enforceable obligation of Acquiror, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such Board of Director and shareholder approvals and such approval or regulatory agencies and other governmental authorities having authority over Acquiror as may be required by statute or regulation. Acquiror is not in violation of or default under its Certificate of Incorporation or Bylaws or any agreement, document or instrument under which Acquiror is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Acquiror or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2., neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the FRB, the FDIC, the OTS, and the Commissioner will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Acquiror, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Acquiror pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Acquiror is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2., there are no proceedings pending or, to the knowledge of Acquiror, threatened, against Acquiror, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Mercantile or its Subsidiaries on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2., or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Acquiror will not be terminated or impaired by reason of the execution, delivery or performance by Acquiror of this Agreement or consummation by Acquiror of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

        Section 4.3.    Financial Reports.    Acquiror has previously furnished Mercantile a true and complete copy of (i) the 2003 Annual Report to Shareholders, which report (the "Acquiror 2003 Annual Report") includes, among other things, consolidated balance sheets of Acquiror and its Subsidiaries as of December 31, 2002 and 2003, the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2002 and 2003 and (ii) Acquiror quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 (the "Quarterly Reports") which reports include among other things condensed consolidated balance sheets of Acquiror and its Subsidiaries as of March 31, 2004 and June 30, 2004 and the related condensed consolidated statements of income and comprehensive income (loss) and cash flows for the three- and six-month periods ending March 31, 2004 and June 30, 2004, respectively. The financial statements contained in the Acquiror 2003 Annual Report and such Quarterly Reports have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Acquiror and its Subsidiaries as of December 31, 2002 and December 31, 2003 contained in the Acquiror 2003 Annual Report fairly present the consolidated financial condition of Acquiror and its Subsidiaries as of the dates thereof, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows of Acquiror and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The consolidated financial statements of Acquiror and its Subsidiaries as of March 31, 2004 and June 30, 2004, contained in Acquiror's Quarterly Reports, fairly present the financial condition, the results of operations and changes in cash flows thereof as at such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3. shall be deemed to include any notes to such financial statements. Acquiror has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Acquiror 2003 Annual Report or Acquiror's Quarterly Reports is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.4.    Consents and Approvals.    No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Acquiror in connection with the execution, delivery and performance by Acquiror of this Agreement and the transactions contemplated hereby or the resulting change in control of Mercantile and its Subsidiaries, except the filing of the Articles of Merger under the TBCA, and such approvals as may be required from the SEC, the FRB, the OTS, the Commissioner and the FDIC.

        Section 4.5.    Information Supplied.    None of the information supplied or to be supplied by Acquiror, or, to the knowledge of Acquiror, any of its directors, officers, employees or agents for inclusion in any documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Acquiror is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

        Section 4.6.    Absence of Certain Changes or Events.    Except as set forth on Schedule 4.6., there has not been any material adverse change in the business, operations, assets or financial condition of Acquiror and the Acquiror Subsidiaries taken as a whole since June 30, 2004, other than (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; and (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

        Section 4.7.    Capital; Availability of Funds.    On the date hereof, Texas State Bank, the financial institution subsidiary of Acquiror ("Acquiror Bank") is, and on the Closing Date, the Acquiror Bank will be, "adequately capitalized" as such term is defined in the rules and regulations promulgated by the OTS, and on the date hereof, Acquiror is, and at the Effective Date, Acquiror will be, "adequately capitalized" as such term is defined in the rules and regulations promulgated by the FRB. Acquiror will have available to it on and as of the Effective Date, sources of capital and financing sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to the effect the transactions contemplated hereby.

        Section 4.8.    Broker Fees.    Neither Acquiror nor Acquiror Subsidiaries nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

        Section 4.9.    Representations Not Misleading.    No representation or warranty by Acquiror in this Agreement, nor any statement, summary, exhibit or schedule furnished to Mercantile or its Subsidiaries under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Article V.
Covenants

        Section 5.1.    Affirmative Covenants of Mercantile.    For so long as this Agreement is in effect, Mercantile shall cause its Subsidiaries (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

        (a)   Operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

        (b)   Preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations and business opportunities;

        (c)   Comply with all material contractual obligations applicable to the Acquired Companies' operations;

        (d)   Maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 5.1.(d) (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

        (e)   In good faith and in a timely manner (i) cooperate with Acquiror and the Bank in satisfying the conditions in this Agreement, (ii) assist Acquiror and the Bank in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Acquiror and the Bank and Mercantile (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between Mercantile and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Acquiror required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

        (f)    Timely file with the OTS and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Acquiror copies of all financial statements and other reports required to be so filed;

        (g)   Comply in all material respects all applicable laws and regulations, domestic and foreign;

        (h)   Promptly notify Acquiror upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under Mercantile Loan Documents and promptly notify and provide copies to Acquiror of any material written communications concerning Mercantile Loan Documents;

        (i)    Between the date of this Agreement and Closing, promptly give written notice to Acquiror upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of Mercantile contained in or referred to in this Agreement to be untrue or misleading in any material respect, both as of the date made and as if remade at all times subsequent to the execution hereof and prior to Closing;

        (j)    Deliver to Acquiror a list (Schedule 5.1.(j)), dated as of the Effective Date, showing (i) the name of each bank or institution where Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

        (k)   Deliver to Acquiror a list (Schedule 5.1.(k)), dated as of the Effective Date, showing all liabilities and obligations of the Acquired Companies, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Mercantile;

        (l)    Shall accrue in 2004 fees and expenses of Bear Stearns owed through the date of Closing;

        (m)  In 2004, take such write downs of assets and establish such reserves on its books as are consistent with Acquiror's accounting methods and prudent banking practices, for reserving for loan losses and valuing other real estate owned, it being acknowledged by Acquiror that it would require no adjustment to the loan loss reserves based on the current loan balances and information provided to Acquiror concerning loan status as of the date hereof;

        (n)   Promptly notify Acquiror of any material change or inaccuracies in any data previously given or made available to Acquiror or the Bank pursuant to this Agreement;

        (o)   Provide access, to the extent that Mercantile or its Subsidiaries have the right to provide access, to any or all Property so as to enable Acquiror, at its sole expense, to physically inspect any structure or components of any structure on such Property, including, without limitation, surface and subsurface testing and analyses; and

        (p)   Cause all Options to be exercised or cancelled and terminated on or prior to Closing.

        Section 5.2.    Negative Covenants of Mercantile.    Except with the prior written consent of Acquiror (which will not be unreasonably withheld) or as otherwise specifically permitted by this Agreement, Mercantile will not and will use its best efforts not to permit any Subsidiary of Mercantile, to, from the date of this Agreement to the Closing:

        (a)   Make any amendment to its Articles of Incorporation or Association or Bylaws;

        (b)   Make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Acquiror;

        (c)   Make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock. Notwithstanding anything in this Agreement to the contrary, the outstanding stock options of Mercantile may be exercised and Mercantile may issue Mercantile common stock in connection therewith and otherwise perform its obligations thereunder;

        (d)   Contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices, or enter into any contract or agreement providing for the payment of money or the providing of goods or services in an amount exceeding $25,000;

        (e)   Contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

        (f)    Cancel any debts, waive any claims or rights of value or sell, transfer or otherwise dispose of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

        (g)   Sell or otherwise dispose of any real estate owned as of the date of this Agreement or acquired thereafter, including any real estate which qualifies as "other real estate owned" under accounting principles applicable to it;

        (h)   Dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

        (i)    Without the consent of Acquiror, hire any new personnel (other than replacement personnel below the level of Vice President) or change the duties or job classifications of existing personnel, and except as set forth on Schedule 3.10., grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

        (j)    Declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock;

        (k)   Except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

        (l)    Make any capital expenditures or a series of expenditures of a similar nature in excess of $50,000 in the aggregate;

        (m)  Make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

        (n)   Except negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

        (o)   Except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or business combination of Mercantile or its Subsidiaries;

        (p)   Issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

        (q)   Make any investments except in the ordinary course of business and in accordance with prudent banking practices;

        (r)   Modify, amend, waive or extent either Mercantile Loan Documents or any rights under such agreements;

        (s)   Modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan or participation is made in the ordinary course of business and in accordance with prudent banking practices;

        (t)    Sell or contract to sell any part of Mercantile's or its Subsidiaries' premises;

        (u)   Change any fiscal year or the length thereof;

        (v)   Renew, modify, amend or extend any lease for premises occupied by Mercantile or its Subsidiaries;

        (w)  Enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of Mercantile and its directors and its Subsidiaries under this Agreement or any related written agreement. Nothing contained in this Section 5.2. or in Section 5.1. is intended to influence the general management or overall operations of Mercantile or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith; or

        (x)   Make any loan or series of loans to one borrower or group of related borrowers in excess of $1,000,000. Notwithstanding the preceding sentence to the contrary, if Mercantile desires to make such loan or series of loans, it shall provide Acquiror with all appropriate and relevant information that would customarily be utilized by Mercantile in deciding whether to make a similar loan or series of loans and all other information relevant to such loan or series of loans reasonably requested by Acquiror, and unless within three (3) business days after Acquiror receives said information, Acquiror notifies Mercantile that it disapproves such loan or series loans, then Mercantile shall be entitled to make said loan or series of loans, as the case may be.

        Section 5.3.    Negative Covenants of Acquiror.    Except as expressly provided in this Agreement or as set forth on Schedule 5.3., during the period from the date of this Agreement to the Effective Date, Acquiror shall not, and shall cause each Acquiror Subsidiary not to, (i) other than in connection with this Agreement, and except as would not have a Material Adverse Effect on the ability of Acquiror or the Bank to perform their obligations hereunder, fail to conduct its business consistent with prudent banking practice; (ii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror, the Bank or Mercantile to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement; (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV. of this Agreement not being true and correct in any material respect at the Effective Date; (iv) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror, the Bank or Mercantile to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror; or (v) agree to do any of the foregoing.

Article VI.
Additional Agreements

        Section 6.1.    Access To, and Information Concerning, Properties and Records.    Pending consummation of the transactions contemplated hereby, Mercantile shall, to the extent permitted by law, give Acquiror, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of Mercantile's and Mercantile's Subsidiaries' properties, books, contracts, commitments and records, permit Acquiror to make such inspections (including, without limitation, with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon) as they may require and furnish to Acquiror during such period all such information concerning Mercantile and its Subsidiaries and their affairs as Acquiror may reasonably request. All information disclosed by Mercantile to Acquiror shall be held confidential by Acquiror and its representatives, except to the extent counsel to Acquiror has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or was already public information when provided to Acquiror. In the event this Agreement is terminated pursuant to the provisions of Article VIII., Acquiror agrees to destroy or at Mercantile's option return to Mercantile all copies of such confidential information.

        Section 6.2.    Filing of Regulatory Approvals.    As soon as reasonably practicable, Acquiror shall file all notices and applications to the FRB, the Commissioner, the OTS and the FDIC which Acquiror deems necessary or appropriate to complete the transactions contemplated herein, including the merger of Mercantile and the Bank. Acquiror will deliver to Mercantile, and Mercantile will deliver to Acquiror, copies of all non-confidential portions of any such applications upon request.

        Section 6.3.    Miscellaneous Agreements and Consents.    Subject to the terms and conditions of this Agreement, Acquiror and Mercantile agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Acquiror and Mercantile shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

        Section 6.4.    Current Information.    During the period from the date hereof to the Effective Date, Mercantile will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Acquiror regarding its business, operations, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each calendar quarter (other than the last quarter of such party's fiscal year) ending after the date of this Agreement, Mercantile will deliver to Acquiror its Quarterly Thrift Financial Report filed with the OTS.

        Section 6.5.    Best Good Faith Efforts.    All parties hereto agree that the parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

        Section 6.6.    Exclusivity.    Mercantile shall not solicit, entertain or negotiate with respect to any offer to acquire Mercantile or its Subsidiaries from any other person. During the term of this Agreement, neither Mercantile nor any of its Subsidiaries shall provide information to any other person in connection with a possible acquisition of Mercantile or any of its Subsidiaries. Immediately upon receipt of any unsolicited offer, Mercantile will communicate to Acquiror the terms of any proposal or request for information and the identity of parties involved. Subject to the receipt of a written opinion of counsel to the effect that Mercantile has a duty to disclose the terms of an unsolicited offer to its shareholders, Mercantile may disclose to its shareholders the terms of any such unsolicited offer.

        Section 6.7.    Public Announcement.    The timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by the Acquiror. Mercantile expressly agrees not to make any public announcement concerning this transaction without the express prior written consent of Acquiror.

        Section 6.8.    Employee Benefit Plans.

        (a)   Acquiror presently intends that, after the Merger, Acquiror, Mercantile and its Subsidiaries will not make additional contributions to the employee benefit plans that were sponsored by Mercantile or its Subsidiaries immediately prior to the Merger. Acquiror agrees that the employees of Mercantile and its Subsidiaries who are retained as employees of Acquiror or the Bank will be entitled to participate as new employees in the employee benefit plans and programs maintained for employees of Acquiror and its affiliates, in accordance with the respective terms of such plans and programs, and Acquiror shall take all actions necessary or appropriate to facilitate coverage of Mercantile's and its Subsidiaries' employees in such plans and programs from and after the Effective Date, subject to the following:

            (i)  Employee Welfare Benefit Plans and Programs: Any pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to any Mercantile or Subsidiary employee (who is covered by Mercantile's health insurance plan) with respect to Acquiror's health insurance plan. Mercantile shall cause each employee to use or forfeit all of his or her accrued vacation benefits as of the close of calendar year 2004, and Mercantile shall adopt a vacation benefit program the same as Acquiror's for calendar year 2005. For purposes of determining each Mercantile or Subsidiary employee's benefit for 2005 under Acquiror's vacation program, any vacation by a Mercantile or Subsidiary employee preceding the Effective Date for the year 2005 will be deducted from the total Acquiror vacation benefit available to such employee for such year. Acquiror agrees that for purposes of determining the number of vacation days available with respect to each Mercantile employee for the year 2005, that the number of vacation days for such year shall be determined under Mercantile's and Acquiror's vacation policies as in effect prior to and following the date of Closing, respectively, but including both the employee's period of service for Mercantile and the employee's period of service for Acquiror.

           (ii)  Employee Pension Benefit Plans: Each Mercantile and Subsidiary employee shall be entitled to credit for past service with Mercantile and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Acquiror's Employee Stock Ownership Plan (with 401(k) Provisions).

        (b)   On or before, but effective as of the Effective Date, Mercantile and its Subsidiaries may take such actions as may be necessary to cause each individual employed by Mercantile and its Subsidiaries immediately prior to the Effective Date to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) Plan sponsored by Mercantile as of the Effective Date.

        Section 6.9.    Environmental Matters.

        (a)   Acquiror and its consultants, agents and representatives, shall have the right to the same extent that Mercantile and its Subsidiaries have such right, but not the obligation or responsibility, to inspect any Property referred to in Subsection (b) and (c) below, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections") for any matter first known by Acquiror between the date hereof and the Closing Date. Acquiror's right to conduct such Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater to the same extent that Mercantile or its Subsidiaries have such right. Acquiror may conduct such Environmental Inspections at any time subject to Section 6.9.(d) below.

        (b)   Any Property acquired, leased, foreclosed, managed or controlled by Mercantile or its Subsidiaries between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Acquiror in its sole discretion.

        (c)   Any Property in which Mercantile or its Subsidiaries acquires a security interest between the date hereof and the Closing Date, scope and results of which are equivalent to the policies of Acquiror with respect to acquiring security interests on real or personal property and the compliance with which shall be acceptable to Acquiror in its sole discretion.

        (d)   Acquiror shall notify Mercantile of any physical inspections of Property which it intends to conduct, and Mercantile may place reasonable restrictions on the time of such inspections. Upon Acquiror's notification to Mercantile of the Property upon which it intends to conduct such physical inspections, Mercantile and its Subsidiaries shall notify the owner of such Property and use their best efforts to secure access to such Property for Acquiror.

        (e)   Each party hereto agrees to indemnify and hold harmless the other party for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party. Acquiror shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Acquiror shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of Mercantile. Acquiror shall have no liability to Mercantile or its Subsidiaries to make any report of such results to any governmental authority.

        (f)    Mercantile agrees to make available to Acquiror and its consultants, agents and representatives all documents and other material relating to any environmental conditions, including, without limitation, the results of all other environmental inspections and surveys. Mercantile also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Acquiror and shall be entitled to certify the same in favor of Acquiror and its consultants, agents and representatives in such a manner which will entitle Acquiror to rely upon such reports and make all other data available to Acquiror and its consultants, agents and representatives. At the written request of Mercantile, Acquiror agrees to provide Mercantile with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections.

        Section 6.10.    Proxies.    Mercantile acknowledges that the persons listed in Schedule 6.10. have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Acquiror a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to an Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit A.

        Section 6.11.    Exchange Agreement.    Immediately prior to the Effective Date, Mercantile and Acquiror agree to enter into, and Acquiror agrees to cause the Bank to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall be mutually agreed to by Mercantile and Acquiror.

        Section 6.12.    Director and Officer Insurance.    Mercantile shall acquire extended reporting period coverage (sometimes referred to as tail coverage) for its existing director's and officer's insurance policy providing extended reporting period coverage for a period of three years from the date of Closing. The premium for such extended reporting period coverage shall be fully accrued and paid by Mercantile prior to Closing.

        Section 6.13.    Exercise of Convertible Securities.    Mercantile shall use its best efforts to cause each holder of outstanding warrants, options, rights or other securities entitling the holder thereof to acquire Shares (collectively, the "Convertible Securities") to exercise or convert such Convertible Securities in full prior to the Effective Date.

        Section 6.14.    [Intentionally omitted.]

        Section 6.15.    Termination of Certain Contracts.    Mercantile shall terminate all data processing system contracts (including item processing contracts) and automated teller machine contracts currently in place, with such terminations in each case to be effective as of a date on or prior to Closing that has been mutually agreed upon by Mercantile and Texas Regional. In addition, Mercantile shall terminate employment contracts, deferred compensation arrangements, employee insurance programs, employee or contractor severance agreements or policies, incentive compensation arrangements, and other compensation and services contracts prior to closing, including all listed on Schedules 3.14(c) and 3.15. All costs and expenses related to such terminations shall be fully paid or accrued by Mercantile prior to closing.

        Section 6.16.    No Material Adverse Change.    Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Mercantile and its subsidiaries during the period from the date hereof to the time of Closing. Texas Regional shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have a material adverse effect on the condition, financial position or business prospects of Mercantile or any of its subsidiaries, unless such facts, events or circumstances are satisfied, cured or corrected within ten days of notice from Texas Regional, in a manner which Texas Regional concludes (in its sole discretion) could not have such a material adverse effect. If Mercantile has described a plan to satisfy, cure or correct such facts, events or circumstances which is acceptable to Texas Regional which requires a longer period to cure, then provided that Mercantile is diligently pursuing the cure the ten-day period referred to in the preceding sentence shall be extended until the earlier of the date of Closing or April 20, 2005, to permit Mercantile to effect the cure.

        Section 6.17.    Access.    From the Effective Date of this Agreement until the earlier of the date of Closing or the date that this Agreement is terminated, Mercantile shall use its best efforts to provide Texas Regional and its employees, attorneys, accountants and agents access to the books and records of Mercantile, and to permit such persons access to the physical facilities of Mercantile during usual banking hours and under Mercantile personnel supervision. Such access shall include any records requested by Texas Regional (other than OTS exam reports) and shall be conducted in a manner designed to minimize, to the extent reasonably practicable, disruption to their daily operations and in a manner designed to minimize, to the extent reasonably practicable, concern to their customers and employees. Texas Regional has not been provided access to or details of any regulatory exams. However, Mercantile represents to Texas Regional that it has no knowledge of any contingent liabilities (not disclosed in the notes to Mercantile's Consolidated Financial Statements previously provided to Texas Regional), or any violation of rules or regulations, or any unsafe or unsound banking practice by Mercantile or any person acting on its behalf.

        Section 6.18.    Dissolution of Subsidiaries.    Prior to the Closing, Mercantile may, upon providing to Acquiror confirmation satisfactory to Acquiror that the Subsidiaries have no assets and no liabilities (liquidated or unliquidated, fixed or contingent, certain or uncertain), Mercantile may effect the complete liquidation and dissolution of the Subsidiaries, as a result of which the Subsidiaries shall cease to exist for all purposes.

Article VII.
Conditions to Consummation of the Merger

        Section 7.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Date:

        (a)   The receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Acquiror would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Acquiror be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

        (b)   The Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction; and

        (c)   The approval of this Agreement by Mercantile's shareholders entitled to vote at the Shareholders' Meeting.

        Section 7.2.    Conditions to the Obligations of Acquiror and the Bank to Effect the Merger.    The obligations of Acquiror and the Bank to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Date:

        (a)   All representations and warranties of Mercantile shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

        (b)   Mercantile shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Date;

        (c)   There shall not have occurred a Material Adverse Effect with respect to Mercantile or its Subsidiaries;

        (d)   The directors of Mercantile and its Subsidiaries shall have delivered to Acquiror an instrument in the form of Exhibit B attached hereto dated the Effective Date releasing Mercantile and its Subsidiaries from any and all claims of such directors (except as to their deposits and accounts) and shall have delivered to Acquiror their resignations as directors of Mercantile and its Subsidiaries;

        (e)   [Intentionally omitted];

        (f)    Acquiror shall have received the opinions of counsel to Mercantile reasonably acceptable to it;

        (g)   The holders of no more than five percent (5%) of the Shares shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

        (h)   Acquiror shall have determined, in its reasonable judgment, that the liabilities and obligations set forth on Schedule 5.1.(k) do not have a Material Adverse Effect;

        (i)    All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Date;

        (j)    Mercantile and its Subsidiaries shall have taken during 2004 such write downs of assets and shall have established such reserves as are consistent with Acquiror's accounting methods for reserving for loan losses and valuing other real estate owned;

        (k)   Mercantile shall have accrued in 2004 fees and expenses of Bear Stearns arising out of or related to the transaction described in this Agreement, or otherwise owed through and including the date of Closing;

        (l)    Mercantile shall have filed a final franchise tax return with the Texas Comptroller of Public Accounts;

        (m)  Acquiror shall have received certificates dated the Closing executed by the President of Mercantile and by the Presidents of its Subsidiaries, and the Secretary or Cashier of Mercantile and its Subsidiaries, respectively, certifying in such reasonable detail as Acquiror may reasonably request, to the effect described in Sections 7.2.(a), (b), (c), (g), (i), (j), (k), (l), (m) and (n); and

        (n)   The net worth of Mercantile, calculated in accordance with applicable regulatory requirements, shall be not less than $14,600,000, after accounting for the costs and expenses incurred by Mercantile pursuant to or in anticipation of the transactions herein described. The obligations of Texas Regional shall be conditioned upon receipt of financial statements as of immediately preceding the Closing (or other date acceptable to both Texas Regional and Mercantile), prepared in accordance with generally accepted accounting principles consistently applied, of Mercantile, reflecting confirmation of the foregoing and that there have been no changes in the financial condition of Mercantile constituting (or that in Texas Regional's reasonable judgment could result in) a Material Adverse Effect on such financial condition, and no such changes shall occur prior to Closing. In the event that the net worth requirement of this paragraph is not met, Texas Regional at its sole election shall be entitled to reduce the Merger Consideration on a pro rata basis; that is, based on the product of the amount of the deficit multiplied by the same proportion that the purchase price bears to the required net worth, provided, however, that in the event that Texas Regional elects to reduce the purchase price as a result of the failure of Mercantile to satisfy the net worth requirement described in this paragraph, Mercantile shall have a special right (exercisable beginning on the date that Texas Regional notifies Mercantile that it will make such adjustment and ending upon the earlier of Closing or seven (7) business days after such notice), to terminate this Agreement and the transaction herein described without either party having any further liability hereunder. For purposes of this Agreement, the term "net worth" as of any measurement date shall mean the sum of common stock, surplus, accumulated other comprehensive income or loss and retained earnings, less the cost of any treasury stock, of Mercantile, as determined in accordance with generally accepted accounting principles on a consolidated basis, without reduction for Excluded Items. For purposes of this section 7.2(n), "Excluded Items" shall mean (i) any loss (whether incurred by virtue of a sale or by operation of having marked the bond portfolio to market) in the bond portfolio and (ii) any loan loss expense recognized for the purpose of increasing Mercantile's loan loss reserves between the date hereof and the measurement date, which is required under the loan loss reserve policies of Bank or Texas Regional but which is not required under the loan loss policies of Mercantile. In part in consideration of Texas Regional taking the risk relative to the possibility of losses between the date hereof and Closing in the Mercantile bond portfolio, Mercantile agrees that it shall take such actions as may be requested by Texas Regional relative to the bond portfolio (including the purchase of financial instruments (which cost shall be an Excluded Item under this section) to protect from loss) or at the request of Texas Regional liquidate and dispose of bonds (identified for sale from time to time by Texas Regional) currently in the portfolio; provided that (and subject to satisfying any regulatory concerns regarding the concentration of deposits), Acquiror shall provide Mercantile with earning assets in amounts and yield sufficient to offset the loss of income Mercantile will experience due to the liquidation, disposition or sale of the bonds at Texas Regional's request. Without limiting the generality of the foregoing, in calculating the net worth as of any measurement date, any real estate owned or other foreclosed assets shall be valued at the lower of cost or fair value thereof as of the measurement date (less cost of disposition) and, even though any increase in the reserve for loan losses may be an Excluded Item for purposes of the calculation described in this section, the reserve for loan losses shall be adequate in all material respects (in the sole discretion of Texas Regional), including coverage for loans in the portfolio and any potential liability for loans sold to third parties for which Mercantile has any continuing liability or responsibility.

        Section 7.3.    Conditions to the Obligations of Mercantile to Effect the Merger.    The obligations of Mercantile to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Date:

        (a)   All representations and warranties of Acquiror shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

        (b)   Acquiror and the Bank shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Date;

        (c)   Mercantile shall have received the opinion of counsel to Acquiror and the Bank reasonably acceptable to it; and

        (d)   Mercantile shall have received certificates dated the Closing, executed by an appropriate officers of Acquiror and the Bank, respectively, certifying in their respective capacities as such, in such detail as Mercantile may reasonably request, to the effect described in Sections 7.3(a) and (b).

Article VIII.
Termination; Amendment; Waiver

        Section 8.1.    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of Mercantile, but prior to the Effective Date:

        (a)   By mutual written consent duly authorized by the Boards of Directors of Acquiror and Mercantile;

        (b)   By Acquiror (i) if Acquiror learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of Mercantile contained in Article III. which constitutes a Material Adverse Effect or (ii) if any of the conditions to Closing contained in Section 7.1. or 7.2. are not satisfied or waived in writing by Acquiror;

        (c)   By Mercantile if the conditions to Closing contained in Section 7.1. or 7.3. are not satisfied or waived in writing by Mercantile or if Texas Regional has proposed an adjustment in the Merger Consideration pursuant to section 7.2(n);

        (d)   By Acquiror or Mercantile if the Effective Date shall not have occurred on or before April 30, 2005 or such later date agreed to in writing by Acquiror and Mercantile; or

        (e)   By Acquiror or Mercantile if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable.

        Section 8.2.    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 8.1. hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 9.1., 10.1. and 10.8. Nothing contained in this Section 8.2. shall relieve any party from liability for any breach of this Agreement.

        Section 8.3.    Amendment.    To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of Mercantile, Acquiror and, if

required, the Bank at any time before or after adoption of this Agreement by the shareholders of Mercantile but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of Mercantile's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

        Section 8.4.    Extension; Waiver.    At any time prior to the Effective Date, the parties may jointly (i) extend the time of the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Article IX.
Survival

        Section 9.1.    Survival of Representations and Warranties.    The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive the Effective Date.

Article X.
Miscellaneous

        Section 10.1.    Expenses.    All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, attorney's fees, accountant's fees, other professional fees and costs related to expenses of officers and directors of Mercantile and its Subsidiaries, shall be paid by the party incurring such costs and expenses; provided however, without the consent of Acquiror, which consent shall not be unreasonably withheld, all such costs and expenses incurred by Mercantile and its Subsidiaries shall not (exclusive of (i) broker's fees which are set forth in Schedule 10.1., (ii) the premium costs for the tail coverage insurance referenced in Section 6.12. above and (iii) the costs of any financial instruments requested by Texas Regional under Section 7.2.(n) above, all of which, other than 10.1(iii) shall be borne and paid by Mercantile prior to Closing and all of which shall be accounted for in determining whether Mercantile has met the net worth requirement set forth in Section 7.2(n)) exceed $50,000.00. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

        Section 10.2.    Brokers and Finders.    Except as same applies to Mercantile's broker, Bear Stearns of New York, New York, all negotiations on behalf of Acquiror and Mercantile relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Acquiror, the Bank, Mercantile or its Subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

        Section 10.3.    Entire Agreement; Assignment.    This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Acquiror may assign its rights and obligations or those of the Bank to any direct or indirect, wholly-owned subsidiary of Acquiror, but no such assignment shall relieve Acquiror of its obligations hereunder if such assignee does not perform such obligations.

        Section 10.4.    Further Assurances.    From time to time as and when requested by Acquiror or its successors or assigns, Mercantile, the officers and directors of Mercantile, or its Subsidiaries, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise Mercantile's title to and possession of, all of its property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

        Section 10.5.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 10.6.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        Section 10.7.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, or five (5) business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

  If to Acquiror or the Bank:

    Glen E. Roney, Chairman and Chief Executive Officer
    Texas Regional Bancshares, Inc.
    3900 North 10th Street, 11th Floor
    McAllen, Texas 78501

  with copies to:

    William A. Rogers, Jr.
    Rogers & Whitley, L.L.P.
    2210 San Gabriel
    Austin, Texas 78705

  If to Mercantile:

    William C. Murphy
    Mercantile Bank & Trust, f.s.b.
    5820 West Northwest Highway
    Dallas, Texas 75225

  with copy to:

    William J. Underwood, Jr.
    Smith, Underwood & Perkins, P.C.
    Two Lincoln Centre
    5420 LBJ Freeway, Suite 1900
    Dallas, Texas 75240

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

        Section 10.8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 10.9.    Descriptive Headings.    The descriptive headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        Section 10.10.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 10.11.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 10.12.    Incorporation by References.    Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

        Section 10.13.    Certain Definitions.

        (a)   "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substance Control Act ("TSCA"), National Emissions Standard for Hazardous Air Pollutants ("NESHAP"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act and any and all regulations promulgated pursuant to any of the foregoing.

        (b)   "Knowledge" or "known"—An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving as a director or officer (or in any similar capacity) of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. Non-officer directors may rely on the representations of officers.

        (c)   "Material Adverse Effect" shall mean any adverse circumstance, event or series of events with respect to the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of Mercantile and its Subsidiaries when taken as a whole (or when the reference is to Acquiror, to Acquiror and its Subsidiaries, when taken as a whole) would be viewed by a sophisticated investor, knowledgeable in banking matters, as having a materially adverse impact on Mercantile's or the Acquiror's (as the case may be) financial statements.

        (d)   "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste" or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste" or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

        (e)   "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

        (f)    "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

        Section 10.14.    Business Days.    In the event a date for performance of an obligation under this Agreement falls on a day which is a Saturday, Sunday or a day which the Federal Reserve Bank of Dallas has designated as a holiday, such notice may be delivered on the first business day thereafter.

        Section 10.15.    Confidentiality.    In order to assist each of Texas Regional and Mercantile in evaluating the other and as a part of the preparation for and consummation of the transactions herein described, Texas Regional and Mercantile (each a "Disclosing Party") may disclose, reveal, or furnish to the other party, or to any person acting on behalf of such Party (collectively, the "Receiving Party") and its directors, officers, employees, consultants, investment bankers, professional advisors and other representatives or agents (collectively called "Representatives") either orally, in writing, or by inspection, confidential or proprietary information or documents relating to the business or affairs of the Disclosing Party that would be helpful to the Receiving Party in such discussions and evaluation (such documents and information are herein referred to as "Confidential Information"). The Confidential Information to be disclosed, revealed, or furnished might include, but is not limited to, financial statements, information regarding securities portfolios, cost and expense data, loan information, employee lists, customer or client lists, marketing and customer data and such other information as has been or may be disclosed, revealed or furnished before or after the date hereof by the Disclosing Party to a Receiving Party or its Representatives. Confidential Information does not include, however, information which the Receiving Party can show by written document to be or have been (a) generally available to the public other than as a result of a disclosure by Receiving Party or its Representatives, (b) available to the Receiving Party from a person other than the Disclosing Party who, to such Receiving Party's knowledge, is neither otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise prohibited from transmitting the information to the Receiving Party, or (c) known to the Receiving Party prior to its disclosure by the Disclosing Party. In consideration of the disclosure of the Confidential Information, Texas Regional and Mercantile agree as follow:

          (a)   No Disclosure. Except as otherwise described in this paragraph (a) and except as required by law, the Receiving Party will treat the Confidential Information as proprietary and confidential, and (i) will not in any way disclose, reveal, or furnish the Confidential Information to any person or entity other than the Receiving Party's Representatives and others who are directly participating in the evaluation of the Confidential Information or the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, (ii) will not use the Confidential Information for its benefit or for any purpose other than in connection with the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, and (iii) will not without the prior written consent of the Disclosing Party, directly or indirectly, in any manner, request, influence, or induce any employee of the Disclosing Party to leave his or her employment with the Disclosing Party, or employ any such employee. The Receiving Party further agrees (i) to disclose Confidential Information only to its Representatives and others who need to know the Confidential Information for the purpose of assisting the Receiving Party in evaluating the Disclosing Party or its business or otherwise for purposes related to the transactions herein described, and (ii) that the Receiving Party will use commercially reasonable efforts to cause all of such Representatives to act in accordance herewith and be bound by this Agreement.

          (b)   Compelled Disclosure. In the event that the Receiving Party becomes legally compelled to disclose the Confidential Information, or any portion thereof, the Receiving Party will provide the Disclosing Party with prompt notice of any legal actions compelling or seeking to compel disclosure or threats of such action, so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance, with the provisions of this Section 4.12. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 4.12, the Receiving Party will furnish or cause to be furnished only that portion of the Confidential Information which it is legally required to furnish, and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information so furnished. In any event, notwithstanding the foregoing, the Receiving Party shall be entitled to disclose Confidential Information as part of any required applications to regulatory authorities, pursuant to which the Receiving Party is requesting approvals that are required as conditions to the consummation of the transactions herein described.

          (c)   Return of Confidential Information. In the event that this Agreement is terminated and the proposed transaction herein described not consummated, each Receiving Party, as soon as practicable thereafter, and upon the Disclosing Party's request, shall promptly either destroy or deliver to the Disclosing Party any and all Confidential Information, including, without limitation, all copies, summaries, analyses, or extracts thereof or based thereon in the possession of the Receiving Party or the Receiving Party's Representatives.

          (d)   Disclosure of Tax Treatment or Tax Structure. Notwithstanding anything set forth hereinto the contrary (including the provisions set forth in this Section 4.12 or 4.13) or in any other agreement to which a party hereto is bound, the parties hereto (and any employee, representative or other agent of any of the parties are hereby expressly authorized to disclose the "tax treatment" and "tax structure" (as those terms are defined in Treas. Reg. §§ 1.6011-4(c)(8) and (9), respectively) of the Merger and other transaction contemplated by this Agreement and as and to the extent otherwise required or permitted by law.

[Signature Page Follows]

        In Witness Whereof, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

Attest:		Texas Regional Bancshares, Inc.
By:	/s/ JANIE MORAN Assistant Secretary	By:	/s/ G.E. RONEY
Attest:		Mercantile Bank & Trust, f.s.b.
By:	/s/ SUZANNE CASTLEBERRY SALLS Secretary	By:	/s/ WILLIAM C. MURPHY

List of Exhibits

Exhibit A	Agreement and Irrevocable Proxy
Exhibit B	Release of Claims

Exhibit A

AGREEMENT AND IRREVOCABLE PROXY

        This Agreement and Irrevocable Proxy (the "Proxy") is dated to be effective as of October    , 2004, by and between Mercantile Bank & Trust, FSB ("Mercantile"), Texas Regional Bancshares, Inc. ("Texas Regional") and the undersigned shareholder of Mercantile (the "Shareholder").

        Mercantile and Texas Regional have entered into, or propose to enter into, an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for, among other things, the merger (the "Merger") of Mercantile with and into Texas State Bank, a wholly-owned subsidiary of Texas Regional, in accordance with the terms and provisions of, and subject to the conditions set forth in, the Agreement and Plan of Reorganization. As a result of the Merger all of the outstanding shares of Mercantile common stock will be converted into the right to receive cash on the basis set forth in the Agreement and Plan of Reorganization.

        As a material consideration to Texas Regional, to induce Texas Regional to enter into the Agreement and Plan of Reorganization, the Shareholder has agreed to enter into this Proxy. The Shareholder acknowledges that but for his, her or its execution hereof, Texas Regional would not enter into the Agreement and Plan of Reorganization with Mercantile.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, including the benefits expected to be derived by the Shareholder as a shareholder of Mercantile, the Shareholder hereby covenants and agrees as follows:

        1.     The Shareholder is the owner, beneficially and of record, of the number of shares of common stock of Mercantile (the "Shares") identified on the signature page of this Agreement. The Shares represent all of the shares of capital stock of Mercantile owned, beneficially and of record, by the Shareholder.

        2.     Shareholder has had a full opportunity to consider and review the transactions described in the Agreement and Plan of Reorganization and to ask questions of management of each of Texas Regional and Mercantile. As a result of that review and such other or additional due diligence and other procedures as Shareholder has deemed advisable, Shareholder fully consents to and approves of the transactions described in the Agreement and Plan of Reorganization and hereby agrees to support such transactions and recommend the same to other shareholders of Mercantile.

        3.     Shareholder hereby irrevocably constitutes and appoints Bill Murphy and John Eulich, and each of them acting individually, with full power of substitution in the premises, as agents, proxies and attorneys-in-fact on behalf of the Shareholder, to vote the Shares in favor of the Merger at the Mercantile shareholder meeting called to vote on and approve the Merger and at any adjournment thereof. Shareholder hereby further authorizes such agents, proxies and attorneys-in-fact to take such other actions on behalf of Shareholder as they may deem advisable to effect and consummate the transactions described in the Agreement and Plan of Reorganization and to otherwise vote or represent the Mercantile Shares on any other matters incidental to the consummation of the Merger or incidental to the meeting. SHAREHOLDER ACKNOWLEDGES THAT THE PROXY HEREIN GRANTED IS A PROXY COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

        4.     The Shareholder hereby revokes all previous proxies granted with respect to any of the Shares that would conflict with the terms of the Proxy granted hereby.

        5.     The Shareholder hereby specifically covenants and agrees to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the Merger and related transactions.

        6.     Under no circumstances shall any sale or other transfer of any of the Shares subject to this Proxy be valid until the proposed transferee thereof shall have executed and become a party to this Proxy and thereby shall have become subject to all of the provisions hereof, unless the requirement is waived by written consent of Texas Regional; provided, however, any failure to so execute this Proxy shall not in any manner restrict the applicability of all of the terms and provisions of this Proxy to the Shares; and notwithstanding any other provisions of this Proxy, no such sale or other transfer of any kind shall result in the nonapplicability of the provisions hereof to any of the Shares.

        7.     This Agreement shall terminate at the earliest to occur of (i) the Effective Time of the Merger (as defined in the Agreement and Plan of Reorganization), (ii) the termination of the Agreement and Plan of Reorganization in accordance with its terms, or (iii) April 30, 2005.

THIS PROXY IS EXECUTED, DELIVERED, AND PERFORMABLE IN THE STATE OF TEXAS, AND THE LAWS OF THE STATE OF TEXAS WILL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS PROXY.

        EXECUTED to be effective as of the date first written above.

(Shareholder's signature)
Number of shares of Mercantile Bank & Trust, FSB common stock owned beneficially or of record:
(Typed or printed name of Shareholder)

2

Accepted and acknowledged:

TEXAS REGIONAL BANCSHARES, INC.
By:	Glen E. Roney, Chairman of the Board
MERCANTILE BANK & TRUST, FSB
By:	Bill Murphy, President

3

Exhibit B

Release of Claims

        This Release of Claims ("Release") dated the            day of                        , 2005, is executed and delivered by the person executing below to Mercantile Bank & Trust, a federal savings bank ("Mercantile"), and Mercantile Texas Realty Services, Inc. and Mercantile Securities, Inc. (collectively, the "Subsidiaries").

        Whereas, Texas Regional Bancshares, Inc., a Texas corporation ("Acquiror") is to acquire Mercantile pursuant to that certain Agreement and Plan of Merger dated as of October 8, 2004, by and between Acquiror and Mercantile, as amended (the "Agreement"), whereby Mercantile will be merged with and into Texas State Bank, a Texas state banking association which is controlled by Acquiror; and

        Whereas, Acquiror has required as a condition to such acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against Mercantile or its Subsidiaries;

        Now, Therefore, in consideration of the premises contained herein and $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

        1)    Release.    The undersigned hereby RELEASES and FOREVER DISCHARGES Mercantile and its Subsidiaries from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has or hereafter can, shall or may have against Mercantile or its Subsidiaries, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that Mercantile and its Subsidiaries shall not be released from any of their respective obligations or liabilities to the undersigned (i) in respect of accrued compensation permitted by any written agreement with Mercantile or its Subsidiaries which is attached hereto as Exhibit A or which has been scheduled and made part of the Agreement; (ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof; and (iii) as to rights of indemnification pursuant to any insurance policies.

        2)    Successors.    This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of Mercantile and its Subsidiaries and their respective successors and assigns.

        3)    Governing Law.    This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

        4)    Counterparts.    This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

        5)    Modification.    This Release may be modified only by a written instrument executed by the undersigned and Mercantile and its Subsidiaries.

        In Witness Whereof, the undersigned has executed this Release effective as of the date first above written.

(Signature)
(Printed Name)
THE STATE OF TEXAS COUNTY OF	) ) )

        This instrument was acknowledged before me on the            day of                        , 2005, by                        .

(Seal)	Notary Public, State of Texas

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  Exhibit 2.1